                                                FILED PURSUANT TO RULE 424(b)(5)
                                      REGISTRATION NOS. 333-71906 & 333-71906-01

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 24, 2001)

                           CONTINENTAL AIRLINES LOGO

                                  $175,000,000

                           CONTINENTAL AIRLINES, INC.

                        4.50% CONVERTIBLE NOTES DUE 2007
                               ------------------
     We will pay interest at the rate of 4.50% per year on the notes each February 1 and August 1. The first interest payment will be made on August 1, 2002. The notes will be unsubordinated, unsecured obligations of Continental Airlines and will rank equally to all of our other unsubordinated, unsecured indebtedness.

     Holders of the notes may convert the notes at any time, unless previously redeemed or repurchased, into shares of our common stock at a conversion price of $40 per share (equal to a conversion rate of 25 shares per $1,000 principal amount of notes), subject to adjustment as set forth in this prospectus supplement.

     The notes will mature on February 1, 2007. On or after February 5, 2005, we may redeem all or a portion of the notes which have not previously been converted at the redemption prices set forth in this prospectus supplement. In certain circumstances involving a change in control, holders of notes may require us to redeem all or some of the notes.

     We have granted the underwriters named in this prospectus supplement an option to purchase up to an additional $26,250,000 principal amount of notes under certain circumstances.

     Our common stock is quoted on the New York Stock Exchange under the symbol "CAL." The last reported sale price of our common stock on the NYSE on January 16, 2001 was $31.10 per share.
                               ------------------
     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Public Offering Price                                          100.0%    $175,000,000
Underwriting Discount                                           2.75%    $  4,812,500
Proceeds to Continental Airlines (before expenses)             97.25%    $170,187,500

     Interest on the notes will accrue from January 23, 2002.
                               ------------------

     The underwriters expect to deliver the notes to purchasers on or about January 23, 2002.
                               ------------------
                           SOLE BOOK-RUNNING MANAGER

                              SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.
January 16, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT
Summary.....................................................    S-1
Risk Factors................................................    S-3
Use Of Proceeds.............................................    S-9
Ratios of Earnings to Fixed Charges.........................    S-9
Capitalization..............................................   S-10
Description of Notes........................................   S-11
Description of Capital Stock................................   S-18
Certain United States Federal Income Tax Considerations.....   S-18
Underwriting................................................   S-22
Validity of the Notes.......................................   S-23

                            PROSPECTUS
About this Prospectus.......................................      1
Where You Can Find More Information.........................      2
Forward-Looking Statements..................................      2
Incorporation by Reference..................................      2
Continental Airlines, Inc...................................      4
The Trust...................................................      4
Use of Proceeds.............................................      5
Ratio of Earnings to Fixed Charges..........................      5
Description of Debt Securities..............................      5
Description of Trust Securities.............................     15
Description of Trust Debentures.............................     26
Description of Guarantee....................................     33
Relationship Among the Trust Preferred Securities, the Trust
  Debentures and the Guarantee..............................     36
Description of Common Stock and Preferred Stock.............     37
Description of Depositary Shares............................     43
Description of Warrants.....................................     45
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................     45
Plan of Distribution........................................     46
Legal Matters...............................................     47
Experts.....................................................     48

                               ------------------

     You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                    SUMMARY

     The following summary contains basic information about us and the notes. It does not contain all the information that is important to you. You should read the summary together with the more detailed information and the financial statements and notes to the financial statements incorporated by reference into the accompanying prospectus.

                           CONTINENTAL AIRLINES, INC.

     We are a major U.S. air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest U.S. airline, as measured by 2001 revenue passenger miles, and, together with our wholly owned subsidiaries, ExpressJet Airlines, Inc., which does business as Continental Express ("ExpressJet"), and Continental Micronesia, Inc., served 215 airports worldwide at January 15, 2002. As of January 15, 2002, we flew to 126 domestic and 89 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. As of January 15, 2002, our international service included nonstop service from the U.S. to 15 European cities, seven South American cities, Tel Aviv, Hong Kong, and Tokyo, and we are one of the leading airlines providing service to Mexico and Central America, serving more destinations in these areas than any other U.S. airline. Through our Guam hub, Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     We operate our route system primarily through domestic hubs at Newark International Airport, George Bush Intercontinental Airport in Houston, Hopkins International Airport in Cleveland, and a Pacific hub on the island of Guam. We are the primary carrier at each of these hubs, accounting for 58%, 78%, 46% and 69% of average daily jet departures from these locations, respectively, as of January 15, 2002 (in each case excluding regional jets). Each of our domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific.

     We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

                                  THE OFFERING

Securities offered............   $175,000,000 in aggregate principal amount of
                                 4.50% convertible notes due 2007 ($201,250,000
                                 in aggregate principal amount of notes if the underwriters exercise their over-allotment option in full).

Ranking.......................   The notes represent general unsecured,
                                 unsubordinated obligations of Continental. See
                                 "Description of Notes -- Ranking" and "Risk
                                 Factors -- Risk Factors Related to the Notes."

Maturity......................   February 1, 2007.

Interest payment dates........   February 1 and August 1, beginning August 1,
                                 2002.

Interest rate.................   4.50% per year.

Optional conversion by
holders.......................   Holders may convert the notes at any time prior
                                 to February 1, 2007, unless previously redeemed or repurchased, into shares of our common stock initially at a conversion price of $40 per share (equal to a conversion rate of 25 shares per $1,000 principal amount of notes). The conversion price is subject to adjustment under certain circumstances. See "Description of
                                 Notes -- Conversion Rights."

Optional redemption by
Continental...................   The notes are not redeemable by us in whole or
                                 in part at any time prior to February 5, 2005.
                                 On or after February 5, 2005, we may redeem some or all of the notes at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to but excluding the redemption date.

                                            DURING THE PERIOD COMMENCING                PRICE
                                            ----------------------------                ------
                                            February 5, 2005 through January 31,
                                              2006....................................  101.80
                                            February 1, 2006 through January 31,
                                              2007....................................  100.90

Repurchase at option of
holders upon a change in
control.......................   In certain circumstances involving a change in
                                 control, each holder of the notes may require us to repurchase some or all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

Use of proceeds...............   We expect to receive net proceeds (after
                                 deducting the underwriters' discount and estimated offering expenses) from this offering of approximately $169.8 million (or $195.3 million if the underwriters exercise their additional purchase option in full).

                                 We intend to use the net proceeds from this offering for general corporate purposes.

Listing.......................   The notes will not be listed on any securities
                                 exchange. We can provide no assurance as to the liquidity of trading markets for the notes. Our common stock is quoted on the New York Stock
                                 Exchange under the symbol "CAL."

                                  RISK FACTORS

     You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus before investing in the notes.

RECENT DEVELOPMENTS

  LAST YEAR'S TERRORIST ATTACKS ADVERSELY AFFECTED, AND MAY CONTINUE TO ADVERSELY AFFECT, OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS.

     As described in greater detail in our filings with the Securities and Exchange Commission, the terrorist attacks of September 11, 2001 involving commercial aircraft have adversely affected us and the airline industry generally. Those effects continue, although they have been mitigated somewhat by increased traffic, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act") and our cost-cutting measures. Moreover, additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further negatively impact us and the airline industry.

     Among the effects we experienced from the September 11, 2001 terrorist attacks were significant flight disruption costs caused by the Federal Aviation Administration ("FAA") imposed grounding of the U.S. airline industry's fleet, significantly increased security and other costs, significantly higher ticket refunds, significantly reduced load factors, and significantly reduced yields. Further terrorist attacks using commercial aircraft could result in another grounding of our fleet, and would likely result in significant reductions in load factor and yields, along with increased ticket refunds and security and other costs. In addition, terrorist attacks not involving commercial aircraft, or other world events, could result in decreased load factors and yields for airlines, including us, and could also result in increased costs. For instance, fuel costs, which have declined since September 11, 2001, could escalate if oil-producing countries were impacted by hostilities or reduced output, which could also impact fuel availability. We currently have no fuel hedges in place to protect against price increases. Premiums for aviation insurance have increased substantially, and could escalate further, or certain aviation insurance could become unavailable or available only for reduced amounts of coverage that are insufficient to comply with the levels of insurance coverage required by aircraft lenders and lessors or required by applicable government regulations. Additionally, war-risk coverage or other insurance might cease to be available to our vendors, or might be available only at significantly increased premiums or for reduced amounts of coverage, which could adversely impact our operations or costs.

     Due in part to the lack of predictability of future traffic, business mix and yields, we are currently unable to estimate the long-term impact on us of the events of September 11, 2001 and the sufficiency of our financial resources to absorb that impact. However, given the magnitude of these unprecedented events and their potential subsequent effects, the adverse impact to our financial condition, results of operations and prospects may continue to be material.

  WE MAY HAVE TO RECOGNIZE FURTHER SPECIAL CHARGES RELATED TO GROUNDED AIRCRAFT.

     As of January 15, 2002, we had 56 jet aircraft and 17 turboprop aircraft out of service from our fleet. The majority of these aircraft have been temporarily removed from service and we will continue to evaluate whether to return these temporarily grounded aircraft to service, which will primarily depend on demand and yield in the coming months. It is possible that all or a significant portion of these temporarily grounded aircraft will be permanently removed from service at a later date, which would result in special charges for impairment and lease exit costs. In the fourth quarter of 2001, we incurred a special charge of $39 million ($61 million before taxes) associated primarily with the impairment of various owned aircraft and spare engines, including all of the DC-10-30, ATR-42, EMB-120, and Boeing 747 and 727 aircraft we owned. We could suffer additional impairment of operating aircraft and other long-lived assets in the future if the economic environment in which we operate does not continue to improve or further deteriorates due to unforeseen circumstances. The special charges for all or a significant portion of the temporarily grounded aircraft would, and any additional special charges for impairment of operating aircraft and other long-lived assets could, be material.

  THE AVIATION AND TRANSPORTATION SECURITY ACT WILL IMPOSE ADDITIONAL COSTS AND MAY CAUSE SERVICE DISRUPTIONS.

     In November 2001, the President signed into law the Aviation and Transportation Security Act (the "Aviation Security Act"). This law federalizes substantially all aspects of civil aviation security, creating a new Transportation Security Administration under the Department of Transportation. Under the Aviation Security Act, all security screeners at airports will be federal employees, and substantially all elements of airline and airport security will be overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals, and federal security screeners. The law, among other matters, mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs, and enhanced background checks. Funding for airline and airport security under the law is provided by a new $2.50 per enplanement ticket tax (subject to a $5 per one-way trip cap), and a new tax on air carriers estimated to total $700 million annually for all air carriers. Air carriers will be required to begin collecting the new ticket tax from passengers, and will become subject to the new tax on air carriers, on February 1, 2002. The law requires that, within three months of the date of enactment, the Undersecretary of Transportation for Security will assume all civil aviation security functions and responsibilities, and provides that the Undersecretary may assume existing contracts for the provision of passenger screening services at U.S. airports for up to 270 days, after which all security screeners must be federal employees. Implementation of the requirements of the Aviation Security Act will result in increased costs for us and our passengers and may result in service disruptions and delays.

RISK FACTORS RELATING TO THE COMPANY

  WE CONTINUE TO EXPERIENCE SIGNIFICANT OPERATING LOSSES.

     Since September 11, 2001, we have not generated positive cash flow from our operations. Although improved traffic since September has significantly decreased the average daily negative cash flow from operations, our cash flow from operations remains negative at approximately $3 to $4 million per day, and we expect to incur a loss in the first quarter of 2002, which loss could be significant. Although load factors continue to improve, they have done so against significantly reduced capacity. The reduced capacity, coupled with the fact that many of our costs are fixed in the intermediate to long term, will continue to cause higher unit costs. Cost per available seat mile for 2002 is expected to increase 5%, holding fuel rate constant, as compared to 2001. Such increase is partly attributable to additional security and insurance costs in 2002 of approximately $150 to $200 million. Business traffic in most markets continues to be weak, and carriers continue to offer reduced fares to attract passengers, which lowers our passenger revenue and yields and raises our break-even load factor. We cannot predict when business traffic or yields will increase.

     In addition, our capacity purchase arrangement with ExpressJet provides that we purchase in advance all of its available seat miles for a negotiated price, and we are at risk for reselling the available seat miles at market prices. We previously announced our intention to sell or otherwise dispose of some or all of our interests in ExpressJet. If we do so, then we would have greater fixed costs which could result in lower or more volatile earnings or both. For example, in the year ended December 31, 2001, our pre-tax net loss of approximately $114 million included pre-tax net income for ExpressJet of approximately $75 million.

  OUR HIGH LEVERAGE MAY AFFECT OUR ABILITY TO SATISFY OUR SIGNIFICANT FINANCING NEEDS OR MEET OUR OBLIGATIONS.

     We have a higher proportion of debt compared to our equity capital than some of our principal competitors. In addition, we have fewer cash resources than some of our principal competitors. Most of our property and equipment is subject to liens securing indebtedness. Accordingly, we may be less able than some of our competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

     As of December 31, 2001, we had approximately $4.6 billion (including current maturities) of long-term debt and capital lease obligations, $250 million liquidation amount of Continental-obligated mandatorily redeemable preferred securities of trust ($243 million net of unamortized discount), and $1.2 billion of stockholders' equity. We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2001, we had firm commitments for 87 aircraft from Boeing, with an estimated cost of approximately $3.7 billion, after giving effect to the rescheduling discussed below. We expect that 20 of these aircraft will be delivered between January 2002 and May 2002. Thirteen of these 20 aircraft have been pre-financed, and we have backstop financing available from Boeing for the remaining seven aircraft, subject to final negotiation of certain terms. We are in final discussions with Boeing regarding the rescheduling of the remaining 67 aircraft, and we currently expect these aircraft to be delivered between late 2003 and mid 2008. We do not have backstop financing from Boeing or any other financing currently in place for the remaining 67 aircraft.

     As of December 31, 2001, our subsidiary, ExpressJet, had firm commitments for 137 regional jets from Empresa Brasileira de Aeronautica S.A. ("Embraer"), with an estimated cost of approximately $2.6 billion. We will not have any obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to us.

     In addition, we have significant operating lease obligations. For the year ended December 31, 2001, cash expenditures under operating leases relating to aircraft approximated $888 million and approximated $380 million relating to facilities and other rentals. For 2000, cash expenditures under operating leases relating to aircraft approximated $864 million and approximated $353 million relating to facilities and other rentals.

     Additional financing will be needed to satisfy our capital commitments. We cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments. On several occasions subsequent to September 11, 2001, each of Moody's Investors Service, Standard and Poor's and Fitch Ibca, Duff & Phelps downgraded the credit ratings of a number of major airlines, including our credit ratings. Reductions in our credit ratings may increase the cost and reduce the availability of financing to us.

  SIGNIFICANT CHANGES OR EXTENDED PERIODS OF HIGH FUEL COSTS WOULD MATERIALLY AFFECT OUR OPERATING RESULTS.

     Fuel costs constitute a significant portion of our operating expense. Fuel costs represented approximately 13.5% of our operating expenses for the year ended December 31, 2001 (excluding severance and other special charges and Stabilization Act grant) and 15.2% of our operating expenses for the year ended December 31, 2000. Fuel prices and supplies are influenced significantly by international political and economic circumstances. Although we currently have no fuel hedges in place to protect against fuel price increases, we have from time to time entered into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Should we enter into any such arrangements in the future, our fuel hedging strategy may limit our ability to benefit from declines in fuel prices. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices or reduction of scheduled airline service could result. Significant changes in fuel costs or extended periods of high jet fuel prices would materially affect our operating results.

  LABOR COSTS IMPACT OUR RESULTS OF OPERATIONS.

     Labor costs constitute a significant percentage of our total operating costs. In July 2000, we completed a three-year program bringing all employees to industry standard wages and also announced and began implementing a phased plan to bring employee benefits to industry standard levels by 2003. The plan provides for increases in vacation, paid holidays, increased 401(k) matching contributions and additional past service retirement credit for most senior employees.

     Collective bargaining agreements between us and our mechanics (who are represented by the International Brotherhood of Teamsters) and between both us and ExpressJet and our respective pilots (who are represented by the Air Line Pilots Association) are amendable in January 2002 and October 2002, respectively. Negotiations were deferred due to the economic uncertainty during the fourth quarter of 2001. Negotiations are scheduled to recommence with the International Brotherhood of Teamsters in the first quarter of 2002 and with the Air Line Pilots Association in the summer of 2002. We may incur increased labor costs in connection with the negotiation of our collective bargaining agreements. In addition, certain other U.S. air carriers have experienced work slowdowns, strikes or other labor disruptions in connection with contract negotiations. Although we enjoy generally good relations with our employees, there can be no assurance that we will not experience labor disruptions in the future.

  OUR ABILITY TO UTILIZE CERTAIN NET OPERATING LOSS CARRYFORWARDS OR INVESTMENT TAX CREDITS MAY BE LIMITED BY CERTAIN EVENTS.

     At December 31, 2001, we had estimated net operating loss carryforwards ("NOLs") of $1.5 billion for federal income tax purposes that will expire through 2022 and federal investment tax credit carryforwards of $26 million that will expire through 2002. Due to a change in our ownership on April 27, 1993, the ultimate utilization of our NOLs and investment tax credits may be limited, as described below.

     Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change occurred, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.82% for January 2002 ownership changes). Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, our annual NOL utilization would be limited to approximately $93 million per year other than through the recognition of future built-in gain transactions.

     In November 1998, Northwest completed its acquisition of certain equity interests in us previously held by Air Partners, L.P. and its affiliates, together with shares of our Class A common stock held by other investors, totaling 8,661,224 shares of the Class A common stock. On January 22, 2001, we repurchased 6,685,279 shares of our Class A common stock from Northwest and an affiliate. In addition, each issued share of our Class A common stock was reclassified into 1.32 shares of Class B common stock in a nontaxable transaction. We do not believe that these transactions resulted in an ownership change for purposes of Section 382.

  CONTINENTAL MICRONESIA'S DEPENDENCE ON THE JAPANESE ECONOMY MAY RESULT IN CURRENCY RISK.

     Because the majority of our Continental Micronesia subsidiary's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the U.S. dollar. To reduce the potential negative impact on Continental Micronesia's earnings associated with fluctuations in currency, we have entered into forward contracts as a hedge against a portion of our expected net yen cash flow position. As of December 31, 2001, we had hedged approximately 80% of 2002 projected yen-denominated net cash flows at a rate of 116 yen to $1 US.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

  THE INDUSTRY IN WHICH WE COMPETE IS HIGHLY COMPETITIVE.

     The airline industry is highly competitive and susceptible to price discounting. Carriers use discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of our competitors have substantially greater financial resources or lower cost structures than we do.

     Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels are influenced by, among other things, the state of the global economy, domestic and international events, airline capacity and pricing actions taken by carriers. The weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines from 1990 to 1993. Since September 11, 2001, these same factors, together with the effects of the terrorist attacks and the industry's reduction in capacity, have resulted in dramatic losses for us and the airline industry generally. We cannot predict when conditions will improve.

     In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code-sharing," frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on its segment of flights connecting with its alliance partners. Our alliance with Northwest Airlines is an example of such an arrangement, and we have existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than ours. We cannot predict the extent to which we will benefit from our alliances or be disadvantaged by competing alliances.

     Since its deregulation in 1978, the U.S. airline industry has undergone substantial consolidation, and it may in the future experience additional consolidation. We routinely monitor changes in the competitive landscape and engage in analysis and discussions regarding our strategic position, including alliances and business combination transactions. We have had, and expect to continue to have, discussions with third parties regarding strategic alternatives. The impact of any consolidation within the U.S. airline industry cannot be predicted at this time.

  OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

     As evidenced by the enactment of the Aviation Security Act, airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses to comply with the FAA's regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us.

  OUR OPERATIONS ARE AFFECTED BY THE SEASONALITY ASSOCIATED WITH THE AIRLINE INDUSTRY.

     Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Our results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal, including the extent and nature of competition from other airlines, fare wars, excise and similar taxes, changing levels of operations, fuel prices, weather, air traffic control delays, foreign currency exchange rates and general economic conditions.

RISK FACTORS RELATED TO THE NOTES

  THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT AND TO DEBT OF OUR SUBSIDIARIES.

     The notes are unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Most of our property and equipment is subject to liens securing indebtedness. If we default on the notes, become bankrupt, liquidate or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us that rank equally with the notes. Our subsidiaries conduct a significant portion of our operations and have significant liabilities, including trade payables. The notes are also structurally subordinated to the liabilities of our subsidiaries.

  YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. We cannot assure you that any market for the notes will develop, or that such a market will provide liquidity for holders of the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.

  OUR ABILITY TO REPURCHASE NOTES WITH CASH UPON A CHANGE IN CONTROL MAY BE LIMITED.

     In certain circumstances involving a change in control, the holders of the notes may require us to repurchase some or all of the holders' notes. We cannot assure you that we will have sufficient financial resources at such time or will be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in cash in such event may be limited by law, by the senior debt indenture, by the terms of other agreements relating to our outstanding debt and by indebtedness and agreements which may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior debt in order to make such payments.

                                USE OF PROCEEDS

     We expect to receive net proceeds (after deducting the underwriters' discount and estimated offering expenses) from this offering of approximately $169.8 million (or $195.3 million if the underwriters' exercise their additional purchase option in full). We intend to use these net proceeds for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of our "earnings" to our "fixed charges" for each of the years 1997 through 2001 were:

    YEAR ENDED DECEMBER 31,
--------------------------------
2001   2000   1999   1998   1997
----   ----   ----   ----   ----
 (1)   1.51   1.80   1.94   2.07

---------------

(1) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges and the coverage deficiency was $152 million.

     The ratios of earnings to fixed charges are based on continuing operations. For purposes of the ratios, "earnings" means the sum of:

     - our pre-tax income; and

     - our fixed charges, net of interest capitalized.

     "Fixed charges" represent:

     - the interest we pay on borrowed funds;

     - the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

     - that portion of rentals considered to be representative of the interest factor.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents and our capitalization (including current maturities) as of December 31, 2001 and as adjusted to give effect to the issuance of the notes being offered hereby and the receipt by us of the net proceeds of approximately $169.8 million.

                                                                  DECEMBER 31, 2001
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------   -------------
                                                              (IN MILLIONS OF DOLLARS)
                                                                     (UNAUDITED)
Cash and Cash Equivalents...................................   $ 1,132       $ 1,302
                                                               =======       =======
Current Maturities:
  Current Maturities of Long-Term Debt......................       328           328
  Current Maturities of Capital Leases......................        27            27
                                                               -------       -------
     Total..................................................       355           355
                                                               -------       -------
Long-Term Obligations:
  Long-Term Debt............................................     3,928         4,103
  Capital Leases............................................       270           270
                                                               -------       -------
     Total..................................................     4,198         4,373
                                                               -------       -------
Continental-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Convertible
  Subordinated Debentures...................................       243           243
                                                               -------       -------
Stockholders' Equity:
  Preferred Stock, Series B.................................        --            --
  Common Stock..............................................         1             1
  Additional Paid-in Capital................................     1,069         1,069
  Retained Earnings.........................................     1,361         1,361
  Accumulated Other Comprehensive Income....................      (130)         (130)
  Treasury Stock............................................    (1,140)       (1,140)
                                                               -------       -------
     Total Stockholders' Equity.............................     1,161         1,161
                                                               -------       -------
     Total Capitalization (including Current Maturities)....   $ 5,957       $ 6,132
                                                               -------       -------

                              DESCRIPTION OF NOTES

     We will issue the notes under a senior debt indenture dated as of July 15, 1997, between us and Bank One, N.A., as trustee, as supplemented by a first supplemental indenture. The terms of the notes include those stated in the senior debt indenture, as supplemented, and those made part of the senior debt indenture by reference to the Trust Indenture Act of 1939.

     The following description of the terms of the notes supplements and modifies the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus, which you should read in conjunction with this prospectus supplement. In addition, we urge you to read the senior debt indenture, as supplemented, because it, and not this description, will define your rights as holders of these notes.

     When we refer to Continental, or "we," "our" or "us" in this section, we refer only to Continental Airlines, Inc., a Delaware corporation, and not its subsidiaries.

GENERAL

     The notes will be:

     - limited to $175,000,000 aggregate principal amount ($201,250,000 if the underwriters' additional purchase option is exercised in full);

     - general unsecured, unsubordinated obligations of Continental, equal in ranking with all existing and future unsubordinated, unsecured debt of Continental;

     - convertible into our common stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $40 per share, subject to adjustment as described under "-- Conversion Rights";

     - redeemable at our option on or after February 5, 2005 upon the terms and at the redemption price set forth under "-- Optional Redemption by Continental";

     - subject to repurchase only at your option in certain circumstances involving a change in control; and

     - due on February 1, 2007, unless earlier converted, redeemed or repurchased.

RANKING

     The notes represent general unsecured, unsubordinated obligations of Continental, equal in ranking with all existing and future unsubordinated, unsecured debt of Continental.

     The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt. In addition, our subsidiaries conduct a significant portion of our operations and have significant liabilities, including trade payables. The notes will be structurally subordinated to these subsidiary liabilities, which in certain instances include guarantees of our secured debt.

     As of December 31, 2001, giving effect to this offering:

     - Continental and its subsidiaries had approximately $4.7 billion (including current maturities) of long-term debt and capital lease obligations and approximately $250 million liquidation amount of Continental-obligated mandatorily redeemable preferred securities of trust ($243 million net of unamortized discount) and $1.2 billion of stockholders' equity;

     - approximately $12 million of our outstanding debt and $250 million liquidation amount of Continental-obligated mandatorily redeemable preferred securities of trust ($243 million net of unamortized discount) would have been subordinated to the notes; and

     - the total of our outstanding debt that would be effectively senior to the notes would have been approximately $4.2 billion.

     Holders of the notes will be creditors of only Continental and not our subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary's creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

     The senior debt indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring senior debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction.

INTEREST

     The notes will bear interest from January 23, 2002 at the rate of 4.50% per year. We will pay interest semiannually on February 1 and August 1 of each year, beginning August 1, 2002, to the holders of record at the close of business on the preceding January 15 and July 15, respectively. There are two exceptions to the preceding sentence:

          (1) In general, we will not pay interest accrued and unpaid on any note that is converted into our common stock. See "-- Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such notes for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts after a record date for an interest payment but prior to the corresponding interest payment date, notes that are called by us for redemption. Accordingly, if we redeem notes on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder of such notes chooses to convert such notes, the holder will not be required to pay us, at the time it surrenders such notes for conversion, the amount of interest on such notes it will receive on the interest payment date.

          (2) We will pay interest to a person other than the holder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such notes. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

     We will pay principal and interest on the global notes to The Depository Trust Company in immediately available funds. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION RIGHTS

     You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $40 per share (equal to a conversion rate of 25 shares per $1,000 principal amount of notes). The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

     You may exercise conversion rights at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes. Similarly, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the business day immediately preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a change in control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change in control repurchase date.

     Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on the notes. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the notes. Accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. However, the preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will not be required to pay us at the time you surrender such notes for conversion the amount of interest on such notes you will receive on the date that has been fixed for redemption.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

     We will adjust the initial conversion price for certain events, including:

          (1) the payment of dividends or distributions payable in our common stock on our common stock;

          (2) the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock; provided, however, that if the rights or warrants are exercisable only upon the occurrence of a triggering event, then the conversion price will not be adjusted until such triggering event occurs;

          (3) subdivisions and combinations of our common stock;

          (4) the payment of dividends or distributions to all holders of our common stock consisting of our indebtedness, securities or capital stock (including dividends or other distributions of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of Continental), cash or assets, excluding any rights, warrants, dividends or distributions referred to in paragraphs (1) and (2) above and dividends and distributions paid exclusively in cash;

          (5) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the preceding paragraph and excluding cash distributed upon certain mergers or consolidations) to all holders of our common stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment to the conversion price has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment to the conversion price has been made, exceeds 12.5% of our market capitalization (being the product of the then-current market price of the common stock and the number of shares of common stock then outstanding) on the record date for such distribution; and

          (6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in any other previous successfully completed tender offer made by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the expiration of the first tender offer referred to in this paragraph in respect of which no adjustment to the conversion price has been made and (ii) the aggregate amount of any such all-cash distributions referred to in the preceding paragraph to all holders of common stock within the 12 months preceding the expiration of the first tender offer referred to in this paragraph in respect of which no adjustments to the conversion price have been made, exceeds 12.5% of our market capitalization on the expiration of such tender offer; provided, that for purposes of this paragraph, purchases pursuant to a stock buyback program shall not constitute a tender offer.

     The conversion price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the conversion price will not be adjusted upon the issuance of shares of our common stock:

     - under any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

     - in connection with the investment of additional optional amounts in shares of our common stock under any plan described in the preceding bullet point;

     - under any present or future employee benefit plan or program of ours; or

     - pursuant to any option, warrant or right or exercisable, exchangeable or convertible security outstanding as of the date the notes are first issued.

     If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution as a dividend subject to U.S. income tax. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations."

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

     In case of any consolidation or merger of Continental with or into another person or any merger of another person into Continental (other than a merger which does not result in any reclassification, conversion, exchange or cancelation of our common stock), or in case of any sale or transfer of all or substantially all of the assets of Continental, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which such note was convertible immediately prior thereto (assuming such holder of common stock failed to exercise any rights of election).

OPTIONAL REDEMPTION BY CONTINENTAL

     We may not redeem the notes in whole or in part at any time prior to February 5, 2005. At any time on or after February 5, 2005, we may redeem some or all of the notes on at least 30 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount).

DURING THE PERIOD COMMENCING                                   PRICE
----------------------------                                   ------
February 5, 2005 through January 31, 2006...................   101.80
February 1, 2006 through January 31, 2007...................   100.90

In addition, we will pay interest on the notes being redeemed. This interest will include interest accrued and unpaid to, but excluding, the redemption date. See "-- Interest."

PARTIAL REDEMPTION

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 in such manner as the trustee shall deem fair and appropriate. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below) occurs, each holder of notes will have the right, at the holder's option, to require us to repurchase all of the holder's notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof. This option may be exercised 45 days after the date on which we notify the holders of any change in control. The repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, together with any interest accrued and unpaid to, but excluding, the repurchase date.

     Within 30 days after the occurrence of a Change in Control, we are obligated to give to all holders of the notes notice, as provided in the senior debt indenture, of the occurrence of a Change in Control and of the repurchase right arising therefrom. This company notice will be sufficiently given to holders of notes if in writing and mailed, first class postage prepaid, to each holder of a note affected by the event, at the address of such holder. We must also deliver a copy of the company notice to the trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of the company notice irrevocable written notice to the trustee of the holder's exercise of such right, together with the notes with respect to which the right is being exercised.

     A Change in Control occurs in the following situations:

          (i) the occurrence of a Non-Stock Fundamental Change (as defined below); or

          (ii) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 90% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors unless such beneficial ownership results from, or arises in connection with, a Common Stock Fundamental Change (as defined below).

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (ii) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (i) above) shall equal or exceed 105% of the conversion price of the notes in effect on each such trading day, or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock (excluding cash payments relating to fractional shares).

     "Fundamental Change" means the occurrence of any transaction or event in connection with a plan under which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided that, in the case of a plan involving more than one of these transactions or events, the Fundamental Change will be deemed to have occurred when substantially all of our common stock will be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property. Purchases pursuant to a stock buyback program shall not constitute a Fundamental Change.

     "Common Stock Fundamental Change" means any Fundamental Change in which more than 25% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that on or prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq Stock Market; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

     - we continue to exist after the occurrence of the Fundamental Change and the outstanding notes continue to exist as outstanding notes, or

     - not later than the occurrence of such Fundamental Change, the outstanding notes are converted into or exchanged for notes of a corporation succeeding to our business (whether by operation of law or otherwise), which notes have terms substantially similar to the notes.

     "Entitlement Date" means the record date for determination of the holders of our common stock entitled to receive securities, cash or other property in connection with a Fundamental Change or, if there is no record date, the date on which holders of our common stock will have the right to receive such securities, cash or other property.

     "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     Failure by Continental to repurchase the notes when required would result in an event of default with respect to the notes. See "-- Events of Default."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     Our obligation to make an offer to repurchase the notes as a result of a Change in Control may be waived or modified at any time prior to the occurrence of such Change in Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes.

     The foregoing provisions would not be triggered in many transactions constituting a corporate change in control or necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving Continental that may adversely affect holders.

EVENTS OF DEFAULT

     In addition to the events of default set forth in the accompanying prospectus, a default in our obligation to provide notice of a Change in Control or to repurchase the notes when required following a Change in Control will be an event of default under the notes.

FORM, DENOMINATION AND REGISTRATION

     The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

     The notes initially will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

     Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as described in the accompanying prospectus, owners of beneficial interests in the global notes:

     - will not be entitled to have certificates registered in their names;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     - will not be considered holders of the global notes.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. Neither Continental, the trustee nor any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If you would like to convert your notes into common stock, you must contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and deadlines, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither Continental nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriters of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of 200 million shares of Class B common stock, which we refer to as the common stock, and 10 million shares of preferred stock. As of December 31, 2001, 63,174,472 shares of common stock and one share of preferred stock were outstanding. For a further description of the terms and conditions of our capital stock, see "Description of Common Stock and Preferred Stock" in the accompanying prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of notes and common stock as of the date hereof by an initial purchaser of the notes. Except where noted, this summary deals only with notes and common stock held as capital assets and does not deal with special situations. For example, this summary does not address:

     - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid federal income tax, life insurance companies or certain expatriates;

     - tax consequences to persons holding notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     - tax consequences to holders of notes or common stock whose "functional currency" is not the U.S. dollar;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

     If a partnership holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or common stock, you should consult your tax advisor.

     IF YOU ARE CONSIDERING THE PURCHASE OF NOTES OR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO UNITED STATES HOLDERS

     "United States holder" means a beneficial owner of a note that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

PAYMENT OF INTEREST

     We expect that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

SALE, EXCHANGE, REDEMPTION AND RETIREMENT OF NOTES

     You will generally recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized (less any accrued interest, which will be taxable as such if not previously included in income) upon the sale, exchange, redemption, retirement or other disposition and your adjusted tax basis in the note, although the receipt of common stock in the event of a change in control may not be taxable. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss will be capital gain or loss. If you are an individual and have held the note for more than one year, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

CONVERSION OF NOTES INTO COMMON STOCK

     You will not recognize gain or loss on the conversion of your notes into common stock (except to the extent of cash received in lieu of a fractional common share). The amount of gain or loss on the deemed sale of such fractional common share will be equal to the difference between the amount of cash you receive in respect of such fractional common share, and the portion of your tax basis in notes that is allocable to the fractional common share. The tax basis of the common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional common share. Your holding period for common stock generally will include the period during which you held the notes.

     You should contact your tax advisers concerning the ownership of common stock.

CONSTRUCTIVE DIVIDEND

     The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and dividends paid on the common stock and to the proceeds of sale of a note or common stock made to you unless you are an exempt recipient (such as a corporation). Backup withholding tax (currently at a rate of 30%) will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The term "non-United States holder" means a beneficial owner of a convertible note that is not a United States holder.

U.S. FEDERAL WITHHOLDING TAX

     The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on a note under the "portfolio interest" exemption, provided that:

     - you do not actually or constructively (including by reason of ownership of the notes) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership; and

     - you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS W-8BEN (or successor form)) or a financial institution holding the convertible note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     Any dividends paid to you with respect to the common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefit of an applicable treaty rate for dividends, you are required to provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. In order to be exempt from withholding tax under this exception, you must provide us with a properly executed IRS Form W-8ECI (or successor form) stating that dividends paid on the common stock are not subject to withholding tax because the common stock is effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, any such effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     In the case of common stock held by a partnership, the certification requirements would generally be applied to the partners of the partnership (unless the partnership agrees to become a "withholding foreign partnership") and the partnership would be required to provide certain information, including a United States taxpayer identification number.

     The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note or common share.

U.S. FEDERAL ESTATE TAX

     The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

U.S. FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on a note or dividends on a common share are effectively connected with the conduct of that trade or business, you (although exempt from the 30% withholding tax) will be subject to United States federal income tax on that interest or dividend on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and dividends on the common stock will be included in earnings and profits.

     Any gain or income realized on the disposition of a note or common share generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you and where a tax treaty applies, is attributable to a United States permanent establishment or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you that qualify as portfolio interest as described above under "U.S. Federal Withholding Tax," provided that we do not have actual knowledge that you are a United States person and you have given us the required certification on either Form W-8BEN or W-8ECI.

     Any dividends paid to you generally will be subject to information reporting and backup withholding (currently at a rate of 30%), unless you have given us the required certification on either Form W-8BEN or W-8ECI, or you otherwise establish an exemption. In addition, you may be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note or common share within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Salomon Smith Barney Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriters, have agreed to purchase, and we have agreed to sell to such underwriters, the principal amount of notes set forth opposite the underwriter's name.

UNDERWRITER                                                    PRINCIPAL AMOUNT
-----------                                                    ----------------
Salomon Smith Barney Inc. ..................................     $157,500,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................       17,500,000
                                                                 ------------
  Total.....................................................     $175,000,000

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes (other than those covered by the additional purchase option described below).

     The underwriters have advised us that the notes will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 1.65% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $26,250,000 principal amount of notes at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering.

     We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or announce the offering of, or register, cause to be registered or announce the registration or intended registration of, any debt securities that are convertible into common stock or other securities similar to the notes or common stock, except that these restrictions do not apply to (a) the notes being sold pursuant to this prospectus supplement or common stock issuable upon conversion of the notes, (b) any shares of common stock we issue upon the exercise of an option or warrant or the conversion of a security outstanding on the date of and referred to in this prospectus supplement, (c) any shares of common stock issued or options to purchase common stock granted pursuant to our employee benefit plans or (d) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan. Salomon Smith Barney Inc. in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes or our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

     The underwriters and certain of their affiliates have provided and may in the future provide investment banking and other financial services to us and certain of our affiliates for which they have received and will receive customary fees.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York who, from time to time, have performed legal services for us unrelated to this offering.

PROSPECTUS

                                  $500,000,000

                           CONTINENTAL AIRLINES LOGO

                         DEBT SECURITIES, COMMON STOCK,
        PREFERRED STOCK, STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS,
       DEPOSITARY SHARES, WARRANTS, JUNIOR SUBORDINATED TRUST DEBENTURES
                       AND GUARANTEE OF TRUST SECURITIES

                     CONTINENTAL AIRLINES FINANCE TRUST III

                           TRUST PREFERRED SECURITIES
         GUARANTEED, AS DESCRIBED HEREIN, BY CONTINENTAL AIRLINES, INC.

     Continental Airlines, Inc. may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Continental Airlines Finance Trust III, a Delaware business trust, may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of Continental Airlines Finance Trust III. The aggregate initial public offering prices of the securities offered under this prospectus will not exceed $500,000,000.

     We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "CAL."

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is October 24, 2001.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    2
FORWARD-LOOKING STATEMENTS..................................    2
INCORPORATION BY REFERENCE..................................    2
CONTINENTAL AIRLINES, INC. .................................    4
THE TRUST...................................................    4
USE OF PROCEEDS.............................................    5
RATIO OF EARNINGS TO FIXED CHARGES..........................    5
DESCRIPTION OF DEBT SECURITIES..............................    5
DESCRIPTION OF TRUST SECURITIES.............................   15
DESCRIPTION OF TRUST DEBENTURES.............................   26
DESCRIPTION OF GUARANTEE....................................   33
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE TRUST DEBENTURES AND THE GUARANTEE......................   36
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............   37
DESCRIPTION OF DEPOSITARY SHARES............................   43
DESCRIPTION OF WARRANTS.....................................   45
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................   45
PLAN OF DISTRIBUTION........................................   46
LEGAL MATTERS...............................................   47
EXPERTS.....................................................   48

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC", utilizing a "shelf" registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, "Continental," "we, "us," our" and the "company" each refers to Continental Airlines, Inc. and not to Continental Airlines Finance Trust III, unless the context indicates otherwise.

     To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," and any additional information you may need to make your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information, or obtain copies (at prescribed rates) by mail from, the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will result," or words or phrases of similar meaning.

     Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated under the caption "Risk Factors" in our SEC reports incorporated in this prospectus by reference.

     All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

                           INCORPORATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about us and our financial condition.

     - Our Annual Report on Form 10-K for the year ended December 31, 2000.

     - Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 and for the quarter ended June 30, 2001.

     - Our Current Reports on Form 8-K, filed with the SEC on January 19, 2001, February 5, 2001, March 8, 2001, March 20, 2001, April 17, 2001, May 3,
       2001, May 4, 2001, May 10, 2001, June 1, 2001, June 4, 2001, July 3,
       2001, July 10, 2001, July 11, 2001, July 13, 2001 (as amended on Form
       8-K/A, filed with the SEC on July 13, 2001), July 17, 2001, August 2, 2001, August 9, 2001, August 10, 2001, September 4, 2001, September 7, 2001, September 17, 2001, September 19, 2001,

       September 21, 2001, September 21, 2001, September 24, 2001, October 1, 2001, October 2, 2001, October 15, 2001 and October 15, 2001.

     - The description of our common stock contained in our Registration Statement on Form 8-A/A#3, as filed with the SEC on February 6, 2001.

     - The description and terms of the preferred share purchase rights associated with our outstanding common stock contained in our registration statement on Form 8A/A, as filed with the SEC on January 22, 2001.

     Our SEC file number is 0-9781.

     We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(a) of the Securities Exchange Act between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

     You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

                           Continental Airlines, Inc.
                               1600 Smith Street,
                                  Dept. HQSEO
                              Houston, Texas 77002
                              Attention: Secretary
                                 (713) 324-2950

                           CONTINENTAL AIRLINES, INC.

     We are a major U.S. air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest U.S. airline, as measured by 2000 revenue passenger miles, and, together with our wholly-owned subsidiaries, ExpressJet Airlines, Inc. (formerly Continental Express, Inc.) and Continental Micronesia, Inc., served 211 airports worldwide at October 7, 2001. As of October 7, 2001, we flew to 120 domestic and 91 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 15 European cities, eight South American cities, Tel Aviv and Tokyo and are one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline. Through our Guam hub, Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     We operate our route system primarily through domestic hubs at Newark International Airport, George Bush Intercontinental Airport in Houston, Hopkins International Airport in Cleveland, and a Pacific hub on the island of Guam. We are the primary carrier at each of these hubs, accounting for 56%, 77%, 44% and 70% of average daily jet departures from these locations, respectively, as of October 7, 2001 (in each case excluding regional jets). Each of our domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific.

     We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

                                   THE TRUST

     Continental Airlines Finance Trust III, which we refer to as the "trust," is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on October 18, 2001. The trust's business is defined in a declaration of trust, dated as of October 18, 2001, executed by us, as sponsor, and the trustees. The declaration of trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued. The declaration of trust, as amended and restated, is referred to in this prospectus as the "trust agreement." The trust agreement has been qualified under the Trust Indenture Act of 1939.

     The trust exists for the exclusive purposes of:

     - issuing and selling trust preferred securities and trust common securities;

     - using the proceeds from the sale of trust preferred securities and trust common securities to acquire from us junior subordinated debentures, referred to in this prospectus as "trust debentures;" and

     - engaging in only those other activities necessary or incidental to these purposes.

     The trust's business and affairs will be conducted by its trustees, as provided in the trust agreement. Unless otherwise indicated in the applicable accompanying prospectus supplement, at the time of the issuance of trust preferred securities, the initial trustees for the trust will be Bank One Delaware, Inc., as Delaware trustee, Bank One Trust Company, N.A., as the property trustee, and two or more individuals, who may be our employees, as administrative trustees. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the "trustees" in this prospectus. We, as the holder of the common securities of the trust, or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in us as the holder of the common securities of the trust. The trust will have no assets other than the trust debentures. The trust will have no revenue other than payments under the trust debentures. We will pay all expenses of the trust.

     We will, directly or indirectly, acquire all of the trust common securities of the trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

     The rights of the holders of the trust preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The term of the trust will be set forth in the applicable prospectus supplement. The location of the principal executive office of the trust is c/o Continental Airlines, Inc., 1600 Smith Street, Houston, Texas 77002, and the telephone number is (713) 324-2950.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness, selective acquisitions, additions to our working capital, repurchases of our capital stock and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of our "earnings" to our "combined fixed charges and preferred stock dividends" for the six months ended June 30, 2001 and for each of the years 1996 through 2000 were:

                       YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2001     2000   1999   1998   1997   1996
----------------   ----   ----   ----   ----   ----
      1.13         1.51   1.80   1.90   2.01   1.75

     The ratios of earnings to combined fixed charges and preferred stock dividends are based on continuing operations. For purposes of the ratios, "earnings" means the sum of:

     - our pre-tax income; and

     - our fixed charges, net of interest capitalized.

     "Combined fixed charges and preferred stock dividends" represent:

     - the interest we pay on borrowed funds;

     - the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized;

     - that portion of rentals considered to be representative of the interest factor; and

     - preferred stock dividend requirements.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of our debt securities, consisting of notes, debentures or other evidences of indebtedness, that we may offer by this prospectus. We will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements. Our junior subordinated trust debentures that may be issued to Continental Airlines Finance Trust III in connection with an offering of trust preferred securities are separately described in this prospectus under the caption "Description of Trust Debentures."

     We may offer under this prospectus up to $500 million total principal amount of debt securities, or its equivalent if debt securities are issued at a discount or in a foreign currency or currency units. We may issue the debt securities in registered or bearer form. The debt securities we offer pursuant to this prospectus will be unsecured obligations unless otherwise specified in the applicable prospectus supplement. We may issue the debt securities as unsubordinated or senior debt securities, or as subordinated debt securities. The senior debt securities will rank equally with all current and future unsecured and unsubordinated indebtedness, and the subordinated debt securities will be subordinated in right of payment to all our senior indebtedness, as described below under "-- Subordination of Subordinated Debt Securities."

     As required by U.S. law, debt securities are governed by a document called an "indenture." The indenture is a contract between us and an entity named in a prospectus supplement which acts as trustee. The trustee has two main roles:

     - the trustee can enforce your rights, including rights you have against us if we default; and

     - the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     Senior debt securities will be issued under a senior debt indenture entered into between us and Bank One, N.A., as trustee, dated as of July 15, 1997. Subordinated debt securities will be issued under a subordinated debt indenture between us and a trustee we name when the subordinated debt securities are issued. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the "indentures." We have filed the senior indenture and a form of the subordinated indenture as exhibits to this registration statement of which this prospectus is a part.

     The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely on this summary, because the indentures define your rights as a holder of the debt securities.

GENERAL

     The indentures do not limit the total principal amount of debt securities that may be issued and provide that debt securities may be issued from time to time in one or more series. We will set forth in a prospectus supplement a description of the series of debt securities being offered, including some or all of the following:

     - the title of such debt securities;

     - any limit upon the aggregate principal amount of such debt securities;

     - the date or dates on which principal will be payable or how to determine such dates;

     - the rate or rates of interest or the method of determination of interest rate; the date from which interest will accrue or the method by which such date may be determined; the dates on which interest will be payable ("Interest Payment Dates"); and any record dates for the interest payable on such Interest Payment Dates;

     - any obligation or option we may have to redeem, purchase or repay debt securities, or any option of the holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which such debt securities will be redeemed, purchased or repaid;

     - any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions governing such conversion or exchange;

     - the denominations in which such debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof for registered securities or if other than denominations of $5,000 for bearer securities);

     - whether such debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for such global debt securities;

     - the currency and denominations of the debt securities;

     - the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities, if other than 100% of the principal amount;

     - the person to whom any interest on any debt security will be payable, if other than the person in whose name the debt security is registered on the applicable record date;

     - any addition to, or modification or deletion of, any event of default or any covenant with respect to the debt securities;

     - the application, if any, of defeasance or covenant defeasance discussed below;

     - any provisions relating to the registration and exchange of the debt securities; and

     - any other terms of the series of debt securities.

     The holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries because such creditors will have a direct claim against any assets of such subsidiaries upon their liquidation or reorganization. By contrast, as a holder of our debt securities (whether senior or subordinated debt securities), you will have only an indirect claim against the assets of our subsidiaries that derives through our ownership of the capital stock of our subsidiaries. Consequently, as a holder of debt securities, your right to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors).

     Except as may be set forth in a prospectus supplement, the indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur.

     Unless we indicate differently in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully registered form without coupons. If debt securities are issued in bearer form, we will set forth the special restrictions and considerations applicable to such debt securities in a prospectus supplement. Bearer debt securities will be transferable by delivery of the security by the transferring holder to the new holder, and the transfer will not be registered or recorded by the trustee or us.

     We may sell the debt securities for an amount less than their stated principal amount, bearing no interest or bearing a below market rate of interest. We will provide you with information on the federal income tax consequences and other special considerations applicable to any of these debt securities in a prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium and/or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, federal income tax considerations, specific terms and other information with respect to the debt securities and such foreign currency or currency units will be set forth in a prospectus supplement.

DENOMINATIONS, PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     We will issue registered debt securities in denominations of $1,000 and multiples of $1,000, and we will issue bearer debt securities in $5,000 denominations or, in each case, in such other denominations and currencies established by the terms of the debt securities of any particular series. Unless we provide otherwise in a prospectus supplement, we will make payments in respect of the debt securities, subject to any applicable laws and regulations, in the designated currency and at the office or agency as we may designate from time to time. At our option, however, we may make interest payments on debt securities in registered form:

     - by checks mailed by the trustee to the holders of the debt securities entitled to payment at their registered addresses; or

     - by wire transfer to an account maintained by the person entitled to payment as specified in the register of the debt securities maintained by the trustee.

     We will pay installments of interest on debt securities:

     - in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for such interest, unless otherwise provided in a prospectus supplement; or

     - in bearer form at such paying agencies outside the United States as we may appoint from time to time, in the currency and in the manner designated in a prospectus supplement, subject to any applicable laws and regulations.

     The paying agents outside the United States, if any, whom we initially appoint for a series of debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents, provided that, in the case of:

     - registered debt securities, we will be required to maintain at least one paying agent in each place of payment for any series; and

     - bearer debt securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of any series and any related coupons may be presented and surrendered for payment.

     We will have the right to require a holder of any debt security, in connection with the payment of the principal of, premium and/or interest, if any, on any debt security, to certify certain information to us for tax purposes. In the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     Unless we provide otherwise in a prospectus supplement, you may transfer debt securities in registered form at the agency we designate from time to time. You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay for any tax or other governmental charge imposed in connection with the transfer or exchange.

     If we redeem only part of the debt securities of any series, we will not be required to:

     - issue, register the transfer of, or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered debt securities, and (B) the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer debt securities, or the mailing of the relevant notice of redemption, if debt securities of the series are also issuable as registered debt securities and there is no publication;

     - register the transfer of or exchange any registered debt securities called for redemption or otherwise surrendered for repayment, except the unredeemed or unrepaid portion of any registered security being redeemed or repaid in part; or

     - exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

     The payment of the principal of, premium, and/or interest, if any, on, and the redemption or repurchase of, the subordinated debt securities and coupons will be subordinated and junior in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all our "senior indebtedness" (as defined below). Generally, the subordinated debt securities will rank pari passu with all of our existing and future subordinated indebtedness other than any future subordinated indebtedness or other subordinated obligations which we specify will rank junior to the subordinated debt securities. Notwithstanding the foregoing, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "-- Defeasance" below is not subordinate to any senior indebtedness or subject to the restrictions described herein.

     Senior indebtedness consists of the following types of obligations, in each case subject to the exceptions enumerated below:

     - the principal, premium, if any, interest and other amounts in respect of
       (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us, in each case that is not, by its terms, subordinated to other indebtedness;

     - all of our capital lease obligations;

     - all of our obligations issued or assumed as the deferred purchase price of property;

     - all of our conditional sale obligations;

     - all of our obligations under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business);

     - all of our obligations for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction;

     - all obligations (of the type referred to in the first six bullet points above) of other persons for which we are responsible or liable as obligor, guarantor or otherwise; and

     - all obligations (of the type referred to in the first six bullet points above) of other persons secured by any lien on any of our properties or assets (whether or not such obligation is assumed by us).

     Except as set forth in the applicable prospectus supplement, senior indebtedness will not include the following:

     - indebtedness that is subordinated to or pari passu with the subordinated debt securities;

     - indebtedness between or among us and our affiliates that ranks pari passu with, or junior to the subordinated debt securities;

     - our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II;

     - our 6% Convertible Junior Subordinated Debentures due 2030; and

     - the trust debentures and the trust preferred securities registered hereunder.

     The senior indebtedness will continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. Except as set forth in the applicable prospectus supplement, the payment of the principal of, premium, if any, and interest, if any on the subordinated debt securities and coupons will rank senior in right of payment to our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II, our 6% Convertible Junior Subordinated Debentures due 2030 and the trust debentures and the trust preferred securities registered hereunder.

     No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the subordinated debt securities or any coupon or any deposit pursuant to the provisions described under "-- Defeasance" below may be made by us if there is a default in the payment of principal, premium, if any, sinking funds or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any senior indebtedness. Similarly, no payment may be made if any other event of default with respect to any senior indebtedness, permitting the holders of senior indebtedness to accelerate the maturity thereof, shall have occurred and shall not have been cured, waived or ceased to exist after written notice to us and the trustee by any holder of senior indebtedness. Upon any acceleration of the principal due on the subordinated debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, all principal, premium, if any, sinking funds and interest or other amounts due on all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of such subordination, if we become insolvent, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of the subordinated debt securities.

     The subordinated indenture does not limit our ability to incur senior indebtedness or any other indebtedness.

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary's nominee or their respective successors as described in the applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

     Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

     Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

     - be entitled to have the debt securities of the series represented by the registered global security registered in their names;

     - receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

     - be considered the holders of the debt securities for any purposes under the indentures.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

     The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for a registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

     Each indenture provides that we will not consolidate with or merge into any other entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all our properties and assets unless:

     - the entity formed by such consolidation or into which we are merged or the entity which acquires or which leases our property and assets substantially or as an entirety is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes by supplemental indenture, all our obligations under the debt securities, any related coupons and our obligations under the indenture;

     - immediately after giving effect to such transactions, no Event of Default or Default shall have occurred and be continuing; and

     - certain other conditions are met.

     If a successor corporation assumes our obligations, the successor will succeed to and be substituted for us under the indentures, the debt securities and any related coupons. Consequently, all of our obligations will terminate. If any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction occurs, the holders of the debt securities will not have the right to require redemption of their securities or similar rights unless otherwise provided in a prospectus supplement.

EVENTS OF DEFAULT

     An "Event of Default" occurs with respect to debt securities of any series if any of the following occurs:

     - we fail to pay any interest on any debt securities of the applicable series or any related coupon or any other amount applicable to such series as specified in the applicable prospectus supplement within 30 days of the due date;

     - we fail to pay principal or premium on any debt securities of the applicable series on its due date;

     - we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

     - we default for 60 days after notice to us by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement applicable to the debt securities of that series; and

     - certain events in bankruptcy, insolvency or reorganization occur; or

     - any other Event of Default specified in the prospectus supplement applicable to such series occurs.

     An Event of Default with respect to a particular series of debt securities will not necessarily be an Event of Default with respect to any other series of debt securities.

     The indentures provide that, if an Event of Default occurs with respect to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the trustee for such series, if notice is given by the holders of debt securities), may declare the principal (or, if the debt securities of that series are original issue discount debt securities or indexed debt securities, such portion of the principal amount specified in the prospectus supplement) of all the debt securities of that series to be due and payable.

     The indentures provide that the trustee for any series of debt securities will give to the holders of the debt securities of that series notice of all uncured Defaults (as defined below) within 90 days after the occurrence of a Default. However, such notice will not be given until 60 days after the occurrence of a Default with respect to the debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, and/or interest, if any, or make a mandatory sinking fund payment. Further, except in the case of default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interest of the holders of the debt securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

     Under the indentures, the trustee is under no obligation to exercise any of its rights or powers at the request of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provision for indemnification, the indentures provide that the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected with each series voting as a class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. We are required to file annually with the trustee a certificate as to our compliance with all conditions and covenants under indentures, except an Event of Default based on the payment of the principal of, premium, if any, or interest, if any, on any debt security of a series and certain other defaults.

     By notice to the trustee, the holders of not less than a majority in total principal amount of any series of debt securities may waive any past Default or Event of Default with respect to that series and its consequences. Further, such majority holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained and entered), except an acceleration based on an Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (and any resulting acceleration) and certain other defaults.

MODIFICATION OF INDENTURE

     Without Holder Consent. Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     - to evidence the succession of another entity to our company and the assumption of our covenants by a successor; or

     - to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon us; or

     - to add any additional Events of Default for all or any series of debt securities; or

     - to add or change any provisions to such extent as necessary to permit or facilitate the issuance of debt securities in bearer or in global form; or

     - to provide security for the debt securities of any series; or

     - to establish the form or terms of debt securities of any series bearer or in global form; or

     - to provide for the issuance of bearer securities; or

     - to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

     - under certain circumstances to add to, change or eliminate any provision affecting debt securities not yet issued; or

     - to cure any ambiguity, defect, correct or inconsistency or to make any other changes that do not adversely affect the interests of the holders of debt securities of any series issued under such indenture in any material respect.

     If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indentures or so as to permit changes to, or the elimination of, provisions which, at the date of the indentures or at any time thereafter, were required by the Trust Indenture Act to be contained in the indentures, the indentures will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.

     With Holder Consent. Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the debt securities pursuant to a supplemental indenture. However, no amendment or modification may, without the consent of the holder of each outstanding debt security directly affected thereby,

     - change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment; or

     - reduce the percentages of holders whose consent is required to modify or amend the indentures of compliance with certain provisions of the indentures or for waiver of certain defaults; or

     - reduce the premium, if any, upon redemption of any debt security; or

     - reduce principal payable upon acceleration of the maturity of an original issue discount debt security; or

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indentures; or

     - modify any of the foregoing provisions.

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

     A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series or tranche.

DEFEASANCE

     If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their maturity date. We may elect either:

     - to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) ("defeasance"); or

     - to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance").

     To elect either option, we must deposit with the trustee for such series an amount of money and/or government obligations sufficient to pay the principal of, premium and/or interest, if any, on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments.

     Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and any related coupons and to have satisfied all of our obligations, except for:

     - the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

     - certain other obligations as provided in the indentures.

     Upon the occurrence of a covenant defeasance, we will:

     - be released only from our obligations to comply with certain covenants contained in the indentures;

     - continue to be obligated in all other respects under the debt securities; and

     - continue to be contingently liable with respect to the payment of principal, premium and/or interest, if any, with respect to the debt securities.

     Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

     - the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture;

     - certain bankruptcy related defaults or events of default must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after such date;

     - we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

     - any additional conditions to the defeasance or covenant defeasance which may be imposed on us pursuant to the applicable indenture.

     A nationally recognized firm of independent public accountants must deliver a written certification to the trustee as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. As holders of the debt securities, you will not have any recourse against such firm. If government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and you will have no additional recourse against us, as a result of such decrease in value or default.

     We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of a Default or an Event of Default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest, if any, then due on such debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     A prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of a particular series.

THE TRUSTEE

     The initial trustee under the senior debt indenture is Bank One, N.A. The trustee under the subordinated debt indenture will be named when the subordinated debt securities are issued. If more than one series of debt securities is outstanding under an indenture, a trustee may serve as trustee with respect to the debt securities of one or more of such series. If more than one series of debt securities is outstanding under an indenture, the holders of a majority in total principal amount of each such series at any time outstanding may remove the trustee with respect to such series (but not as to any other series) by notifying the trustee and us and may appoint a successor trustee for such series with our consent.

                        DESCRIPTION OF TRUST SECURITIES

     The trust may issue trust preferred securities and trust common securities, which we refer to collectively as the "trust securities," under the terms of the trust agreement. The trust preferred securities will represent undivided beneficial interests in the assets of the trust. We will own all of the trust common securities. Selected provisions of the trust agreement are summarized below. This summary is not complete and contains only a general description of the trust preferred securities. Any of the following terms may be changed, as set forth in a prospectus supplement. A form of trust agreement has been filed with the SEC, and you should read the trust agreement for provisions that may be important to you. A definitive form of trust agreement will be filed with the SEC when we issue trust preferred securities. The trust agreement will be qualified under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust preferred securities. Wherever particular defined terms of the trust agreement are referred to, such defined terms are incorporated herein by reference.

GENERAL

     The trust preferred securities and trust common securities issued by the trust will be substantially the same except that, if there is an event of default under the trust agreement, as described below, the rights of the holders of the trust preferred securities will be entitled to priority in right of payment over our rights as holders of the trust common securities.

     The trust will invest the proceeds from any issuance of the trust preferred securities, together with the consideration we pay for the trust common securities to purchase trust debentures from us. Legal title in the trust debentures will be held by the property trustee in trust for the benefit of holders of the trust securities.

     In accordance with the trust agreement, the trust may not, among other things, borrow money, issue debt or any securities other than the trust securities, execute mortgages or pledge any of its assets.

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

     We will guarantee distributions on the trust preferred securities on a limited basis to the extent described under the caption "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of trust preferred securities is to direct the property trustee to enforce its rights under the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of the trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, a holder of the trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the due date specified in the trust debentures.

     Holders of the trust preferred securities will have no preemptive or similar rights.

DISTRIBUTIONS

     Distributions on the trust preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we fail to make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

     Unless otherwise specified in the applicable prospectus supplement, we may defer the payment of interest on the trust debentures on one or more occasions for a period not exceeding 10 consecutive semi-annual periods (or the equivalent thereof), unless a debenture event of default has occurred and is continuing. However, no deferral period shall extend beyond the stated maturity date. Distributions on the trust preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the trust preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

     Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period.

     We must give the property trustee, the debenture trustee and the administrative trustees notice of our election to defer the payment of interest on the trust debentures at least one business day prior to the earlier of:

     - the date the distributions on the trust preferred securities would have been payable except for the election to begin such deferral period; or

     - the date the administrative trustees are required to give notice to any securities exchange or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date.

     There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust preferred securities. See "Description of Trust Debentures -- Option to Extend Interest Payment Date."

     Unless otherwise specified in the applicable prospectus supplement, during any deferral period, we may not do any of the following:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock -- subject to certain exceptions described under "Description of Trust Debentures -- Restrictions on Certain Payments";

     - make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities that rank pari passu with or junior in right of payment to the trust debentures; or

     - make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the trust securities of any series may be convertible or exchangeable into other debt or equity securities or property. The specific terms on which the trust securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number or amount of securities or property to be received by the holders of the trust securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

ADDITIONAL SUMS

     Except as set forth in the applicable prospectus supplement, we will pay as additional amounts in the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges.

REDEMPTION

     Whenever the trust debentures are repaid, other than following the distribution of the trust debentures to the holders of the trust securities, whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a like amount of the trust securities at the applicable redemption price specified in the applicable prospectus supplement.

     "Like amount" means:

     - with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

     - with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

REDEMPTION PROCEDURES

     If applicable, trust securities will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "-- Subordination of Trust Common Securities."

     If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by DTC or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "-- Form, Denomination, Book-Entry Procedures and Transfer." With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will pay the applicable redemption price to the holders of trust preferred securities upon surrender of the security. See "-- Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then on the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, and the trust preferred securities will cease to be outstanding.

     If any redemption date of trust preferred securities is not a business day, then the redemption price will be paid on the next day that is a business day. If the next business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day.

     Subject to applicable law, our subsidiaries or we may, from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

     The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accumulated and unpaid distributions have been paid on all trust preferred securities for all distribution periods terminating on or prior to the redemption date. If less than all of the issued trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate amount of such trust preferred securities and trust common securities to be redeemed shall be allocated pro rata among the trust preferred securities and the trust common securities. The property trustee will select on a pro rata basis the particular outstanding trust preferred securities to be redeemed not more than 60 days prior to the redemption date, by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

CANCELLATION

     If at any time we or any of our affiliates hold any trust preferred securities, we may deliver to the property trustee all or any portion of such trust preferred securities as we elect and receive, in exchange therefore, a like amount of debentures. After the exchange, such trust preferred securities will be cancelled and will no longer be deemed to be outstanding and all rights of ours or our affiliates with respect to such trust preferred securities will cease.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF TRUST DEBENTURES

     The trust will automatically dissolve upon the first to occur of:

     - our bankruptcy, dissolution or liquidation or revocation of our charter without reinstatement for 90 days;

     - the expiration of the term of the trust;

     - the entry of an order for dissolution of the trust by a court of competent jurisdiction;

     - if we direct the property trustee in writing to dissolve the trust and distribute a like amount of the trust debentures to the holders of the trust securities; and

     - redemption, or conversion or exchange, if applicable, of all of the trust securities.

     Unless otherwise specified in the prospectus supplement, we have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust.

     If a dissolution occurs as described in bullet points one through three above, the trust will be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust's creditors, the administrative trustees will distribute to the holders of the trust securities a like amount of the trust debentures, unless such distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities will be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See "-- Subordination of Trust Common Securities."

     If we elect not to redeem the trust debentures before maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

     After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities,

     - the trust securities will no longer be deemed to be outstanding;

     - DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

     - any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. We will then issue to such holder, and the debenture trustee will authenticate, a certificate representing such trust debentures.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

     In the case of any event of default under the trust agreement, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default with respect to the trust preferred securities is cured, waived or otherwise eliminated. Until any such event of default is so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See "Description of Trust
Debentures -- Debenture Events of Default."

     Within five business days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will transmit notice of such default to the holders of the trust preferred securities, the administrative trustees and us, unless such default is cured or waived. We and the administrative trustee are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the trust agreement.

     Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the junior subordinated indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

     If a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date such interest, principal or other payment is otherwise payable, then a record holder of trust preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against us for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder. In connection with such an action, we will be subrogated to the rights of such record holder of trust preferred securities to the extent of any payment made by us to such record holder of trust preferred securities.

     If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities as described under "-- Liquidation of the Trust and Distribution of Trust Debentures" and "-- Subordination of Trust Common Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default occurs and is continuing, any administrative trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the trust common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at our request and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state of the United States or the District of Columbia; provided that:

     - such successor entity either:

      - expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement; or

      - substitutes for the trust securities other securities having substantially the same terms as the trust securities (the "Successor Securities") so long as the Successor Securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

     - the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

     - if the trust preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any Successor Securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

     - such successor entity has a purpose substantially identical to that of the trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than by reason of dilution); and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

        - neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

        - the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

     - we or any permitted successor or assignee own all of the trust common securities of such successor entity and guarantee the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee and the common guarantee.

     Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, convert into, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, convert into, amalgamate, merge with or into, or replace it if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the trust securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement;

     - to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act;

     - to provide for a successor trustee; or

     - to add to the covenants or obligations of us as sponsor;

provided, however, that in the case of the first two bullet points, the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

     We and the administrative trustees may otherwise amend the trust agreement with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act; provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

     - change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

     - restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

     Subject to the requirements discussed below, holders of a majority in liquidation amount of trust preferred securities may, and so long as any trust debentures are held by the trust, the trustees will not, without obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities:

     - direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

     - waive any past defaults under the indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

     - consent to any amendment, modification or termination of the indenture or the trust debentures, where such consent shall be required.

     However, where a consent under the indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the trust preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default that it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

     Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that we own or any of our affiliates shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

     Payments in respect of trust preferred securities held in global form will be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, or in respect of trust preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent will initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. If the property trustee or an affiliate of the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities will be in registered, global form, and the global trust preferred securities will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     A global preferred security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global trust preferred securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global trust preferred securities may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

DEPOSITARY PROCEDURES

     DTC has advised the trust and us that DTC is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of security certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants of DTC. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised the trust and us that it has established procedures to provide that:

     - upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the exchange agent with portions of the liquidation amount of the global trust preferred securities; and

     - ownership of such interests in the global trust preferred securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

     Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a global preferred security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see "-- Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

     Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

     Payments in respect of each global preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global trust preferred securities; or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised the trust and us that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities represented by global trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust or us. None of us, the trust or the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and we, the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the global trust preferred securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the trust and us that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the trust and we believe to be reliable, but neither the trust nor we take responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trust or the property trustee will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY TRUST PREFERRED SECURITIES FOR CERTIFICATED TRUST PREFERRED SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, a global preferred security is exchangeable for trust preferred securities in certificated form if:

     - DTC notifies the trust that it is unwilling or unable to continue as depositary for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depositary within 90 days; or

     - we, on behalf of the trust, in our sole discretion elect to cause the issuance of the trust preferred securities in certificated form.

     In all cases, certificated trust preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the trust preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of a trust agreement event of default, will perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the trust common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable for such purposes.

     The trust agreement and the trust preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

                        DESCRIPTION OF TRUST DEBENTURES

     The trust will purchase trust debentures issued by us with the proceeds from the sale of the trust securities under an indenture, which we refer to as the "junior subordinated indenture," between us and Bank One Trust Company, N.A., as trustee. Selected provisions of the junior subordinated indenture are summarized below. This summary is not complete and contains only a general description of the trust debentures and the junior subordinated indenture. Any of the following terms may be changed, as set forth in a prospectus supplement. A form of the junior subordinated indenture has been filed with the SEC, and you should read the junior subordinated indenture for provisions that may be important to you. A definitive form of the junior subordinated indenture will be filed with the SEC when we issue trust debentures. The junior subordinated indenture will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust debentures. Wherever particular defined terms of the junior subordinated indenture are referred to, such defined terms are incorporated herein by reference.

GENERAL

     The trust will invest the proceeds obtained from any issuance of trust preferred securities, together with the consideration paid by us for the trust common securities, in trust debentures issued by us. The trust debentures will bear interest at the same rate as the distribution rate of the trust preferred securities specified in the applicable prospectus supplement, and interest on the trust debentures and in the trust preferred securities accrue from the same date. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

     Except as otherwise stated in the applicable prospectus supplement, the trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date specified in the applicable prospectus supplement.

     The trust debentures issued by us will be unsecured, subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in the junior subordinated indenture. See
"-- Subordination."

SUBORDINATION

     The junior subordinated indenture provides that any trust debentures issued under the junior subordinated indenture will be subordinate and junior in right of payment to all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding with respect to our company, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of trust debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

     No payments on account of principal, or premium, or interest, if any, in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing, or an event of default has occurred with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Indebtedness" means:

     - all of our obligations for money borrowed;

     - all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - all of our reimbursement obligations with respect to letters of credit, banker's acceptances or similar facilities issued for our account;

     - all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     - all of our capital lease obligations;

     - all our indebtedness whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

     - every obligation of the type referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

     "Indebtedness Ranking on a Parity with the Trust Debentures" means:

     - Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of us; and

     - all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing vehicle of equity securities that are similar to the trust preferred securities or other securities guaranteed by us.

     The securing of any Indebtedness otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

     "Indebtedness Ranking Junior to the Trust Debentures" means any Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of us. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Junior to the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Trust Debentures.

     "Senior Indebtedness" means all Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

     Holders of trust debentures should look only to us for payments on the trust debentures.

OPTION TO EXTEND INTEREST PAYMENT DATE

     Except as otherwise described in an applicable prospectus supplement, so long as no debenture event of default has occurred and is continuing, we will have the right under the junior subordinated indenture at any time and from time to time during the term of the trust debentures to defer the payment of interest for a period not exceeding 10 consecutive semi-annual periods (or the equivalent thereof). However, no deferral period shall extend beyond the stated maturity date. At the end of such deferral period, we must pay all interest then accrued and unpaid. During the deferral period we will be restricted from making certain payments described below under "-- Restrictions on Certain Payments."

     Prior to the termination of any deferral period, we may further extend such deferral period, so long as such extension does not cause such deferral period to exceed 10 consecutive semi-annual periods or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer payment of interest on the trust debentures at least one business day prior to the earlier of:

     - the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

     - the date the administrative trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date.

     The property trustee shall give notice of our election to begin or extend a new deferral period to the holders of the trust preferred securities. There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the trust debentures may be convertible or exchangeable into other debt or equity securities or property. The specific terms on which trust debentures may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number or amount of securities or other property to be received by the holders of the trust debentures would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

RESTRICTIONS ON CERTAIN PAYMENTS

     Except as otherwise specified in the applicable prospectus supplement, if
(1) any event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would be a debenture event of default and in respect of which we have not taken reasonable steps to cure, (2) a debenture event of default has occurred and is continuing, (3) if the trust debentures are held by the property trustee, we are in default with respect to our payment of any obligations under the guarantee or (4) we have given notice of our election of a deferral period as provided in the junior subordinated indenture, or such deferral period, or any extension thereof, has commenced and is continuing, then we will not do any of the following:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock other than the following:

      - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock;

      - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

      - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

      - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

      - purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

     - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other debentures) that rank equal to or junior in right of payment to the trust debentures; or

     - make any guarantee payments (other than payments under the guarantee of the trust securities) with respect to any guarantee by us of the debt securities of any of our subsidiaries, if such guarantee ranks pari passu or junior in right of payment to the trust debentures.

REDEMPTION

     To the extent set forth in an applicable prospectus supplement, we may, or may be required to, redeem the trust debentures at the prices and on the terms set forth in such prospectus supplement. If the trust debentures are so redeemable only on or after a specified date or event or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or event or describe such conditions.

     If set forth in the applicable prospectus supplement, a series of trust debentures may be redeemable in the event of certain changes in tax law affecting our ability to deduct, for federal income tax purposes, the interest payable on the trust debentures. The applicable prospectus supplement will describe the terms of any such right and the status of any then pending changes in tax law relevant to such right.

     For so long as the trust is the holder of the trust debentures, the proceeds of any redemption of such debentures will be used by the trust to redeem the related trust securities in accordance with their terms.

     Except as set forth in the applicable prospectus supplement, notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the trust debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the trust debentures or portions thereof called for redemption.

CERTAIN COVENANTS

     Except as otherwise specified in the applicable prospectus supplement, if and so long as the trust is the holder of all trust debentures, we, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

     Except as otherwise specified in an applicable prospectus supplement, so long as the trust securities remain outstanding, we also covenant:

     - to maintain 100% direct or indirect ownership of the trust common securities; provided, however, that any successor of our company permitted under the indenture may succeed to our ownership of such trust common securities; and

     - to use reasonable efforts to cause the trust:

      - to remain a business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

      - to otherwise continue to be treated as a grantor trust for United States federal income tax purposes; and

     - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

ADDITIONAL SUMS

     Except as set forth in the applicable prospectus supplement, we will be obligated to pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities shall not be reduced as a result of any such additional taxes, duties and other governmental charges.

MODIFICATION OF INDENTURE

     From time to time and without the consent of the holders of trust debentures, we and the debenture trustee may amend the junior subordinated indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the junior subordinated indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interests of the holders of trust debentures) and qualifying, or maintaining the qualification of, the junior subordinated indenture under the Trust Indenture Act.

     The junior subordinated indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the junior subordinated indenture in a manner affecting the rights of the holders of trust debentures. However, except as set forth in the applicable prospectus supplement, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

     - change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to our right under the junior subordinated indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date") or reduce the amount of any premium payable on the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof or, if applicable, to convert or exchange such holder's trust debenture as set forth in the junior subordinated indenture;

     - modify the provisions of the junior subordinated indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

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

     - reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the junior subordinated indenture, or are required to consent to any waiver provided for in the junior subordinated indenture; or

     - modify certain other provisions of the junior subordinated indenture relating to amendments and waivers of holders.

     Notwithstanding the foregoing, if the trust holds the trust debentures, an amendment requiring consent of holders of a majority in principal amount of the trust debentures will not be effective until the holders of a majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust debenture is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

DEBENTURE EVENTS OF DEFAULT

     Except as set forth in the applicable prospectus supplement, the junior subordinated indenture provides that any one or more of the following described events with respect to the trust debentures constitute a debenture event of default:

     - failure to pay any interest on the trust debentures when due for 30 days (subject to the deferral of any due date in the case of an Extension Period); or

     - failure to pay any principal or premium, if any, on the trust debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

     - failure to perform, or breach of, any other covenant or warranty of our company contained in the junior subordinated indenture for 90 days after written notice to our company from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of trust debentures; or

     - certain events of bankruptcy, insolvency or reorganization of our company.

     Within five business days after the occurrence of a debenture event of default actually known to the indenture trustee, the indenture trustee must transmit notice of such debenture event of default to the debenture holders, unless such debenture event of default has been cured or waived. The junior subordinated indenture requires that we file annually with the debenture trustee of a certificate as to the absence of certain defaults under the indenture.

     The holders of a majority in aggregate outstanding principal amount of the trust debentures generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the junior subordinated indenture, with certain exceptions set forth in the junior subordinated indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon such debenture event of default. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee.

     Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a continuing default in the payment of principal (or premium, if any) or interest or a default in respect of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected.

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

     In case a payment related debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the junior subordinated indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a debenture event of default has occurred and is continuing and is attributable to our failure to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of trust preferred securities may institute a direct action against us for such failure to pay. We may not amend the junior subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments made to a holder of trust preferred securities by us in connection with a direct action, we will be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See "Description of Trust
Securities -- Events of Default; Notice."

SATISFACTION AND DISCHARGE

     The junior subordinated indenture provides that when, among other things, all trust debentures not previously cancelled or delivered to the debenture trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the junior subordinated indenture will cease to be of further effect (with limited exceptions), and we will be deemed to have satisfied and discharged the junior subordinated indenture.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The junior subordinated indenture does not prevent us from consolidating with or merging into any other person or conveying, transferring or leasing our properties as an entirety or substantially as an entirety to any person, as long as:

     - either we are the surviving person or the successor person is organized and existing under the laws of the United States or any state or the District of Columbia, and such successor person expressly assumes our obligations on the trust debentures and the junior subordinated indenture, including with respect to conversion matters, if applicable;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

     - certain other procedural conditions prescribed in the junior subordinated indenture are met.

FORM, REGISTRATION AND TRANSFER

     If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of the DTC or its nominee. Under such circumstances, the depositary arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters,
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

see "Description of Preferred Securities -- Form, Denomination, Book-Entry Procedures and Transfer" and "-- Depositary Procedures."

PAYMENT AND PAYING AGENTS

     Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of trust debentures in global form, (i) by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures or (ii) by transfer to an account maintained by the holder thereof, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any trust debenture will be made to the person in whose name such trust debenture is registered at the close of business on the record date for such interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

GOVERNING LAW

     The junior subordinated indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Bank One Trust Company, N.A. is the trustee under the junior subordinated indenture. Bank One, N.A. is the trustee under our senior debt indenture, which is described under the section entitled "Description of Debt Securities."

                            DESCRIPTION OF GUARANTEE

     Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities. The guarantee will be qualified under the Trust Indenture Act of 1939. The guarantee trustee, Bank One Trust Company, N.A., will hold the guarantee for the benefit of the holders of the trust preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939. We will describe the particular terms of the guarantee, and any provisions that vary from those described below, in one or more prospectus supplements. We will also file the definitive guarantee with the SEC when we issue trust preferred securities.

GENERAL

     We will irrevocably and unconditionally agree to pay in full on a subordinated basis the payments described below to the holders of the trust preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

     - any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

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

     - the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the trust preferred securities), the lesser of:

      - the liquidation distribution, to the extent the trust has funds legally available therefor at the time; or

      - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

     The guarantee will be a guarantee of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to distributions and other payments on the trust preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the trust preferred securities and we will not make payments under the guarantee.

     Through the guarantee, the trust agreement, the trust debentures and the junior subordinated indenture, taken together, we will fully, irrevocably and unconditionally guarantee all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the trust debentures. See "Description of Trust
Debentures -- Subordination."

     The guarantee will rank equally with our guarantee of the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II and all other guarantees issued by us after the issue date with respect to trust preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the trust debentures.

     The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by us or any of our subsidiaries, including Senior Indebtedness, whether under the junior subordinated indenture, any other indenture that we may enter into in the future or otherwise.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder; provided, however, that with respect to a default other than a default in payment of any guarantee payment, we have received notice of such default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.
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

     Any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     As guarantor, we will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

     Upon the occurrence of a default under the guarantee, we will not be allowed to make certain payments as described under "Description of Trust Debentures -- Restrictions on Certain Payments."

AMENDMENTS AND ASSIGNMENTS

     Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the trust preferred securities; or

     - upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the trust preferred securities or, if applicable, the conversion or exchange of all trust preferred securities in accordance with their terms.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Other than during the occurrence and continuance of a default by us in performance of the guarantee, the guarantee trustee will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                     THE TRUST DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds on hand legally available for the payment of such distributions, are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the trust debentures, the junior subordinated indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. If and to the extent that we do not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of trust preferred securities is to institute a direct action against us to enforce such holders' rights under the trust debentures. Our obligations under the guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

     - the aggregate principal amount or prepayment price of the trust debentures will be equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

     - the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

     - we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

     - the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

     Notwithstanding anything to the contrary in the junior subordinated indenture, we have the right to set-off any payment we are otherwise required to make with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any preferred trust security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A holder of trust preferred securities will also have a direct right to proceed against us to enforce such holder's rights under the trust debentures in the event of a payment default on the trust debentures.

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

LIMITED PURPOSE OF THE TRUST

     The trust preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

     - issuing and selling the trust securities;

     - using the proceeds from the sale of the trust securities to acquire the trust debentures; and

     - engaging in only those other activities necessary, advisable or incidental thereto.

     A principal difference between the rights of a holder of a preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from us the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from us under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

RIGHTS UPON DISSOLUTION

     Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Securities -- Liquidation of the Trust and Distribution of Trust Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of our company, the property trustee, as holder of the trust debentures, would be a subordinated creditor of our company, subordinated in right of payment to all Senior Indebtedness as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of trust preferred securities and a holder of trust debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     Our authorized capital stock currently consists of 200 million shares of Class B common stock, which we refer to as the common stock, and 10 million shares of preferred stock. As of October 5, 2001, we had outstanding 55,420,915 shares of Class B common stock and one share of Series B preferred stock.

     This section contains a description of our common stock and preferred stock that we may offer by this prospectus as well as the terms of our Series B preferred stock which may affect our common stock and preferred stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our certificate of incorporation, bylaws and the rights agreement that we describe in this section. For more information, you should read "Where You Can Find More Information."

DESCRIPTION OF COMMON STOCK

     Rights to Dividends and on Liquidation, Dissolution or Winding Up. Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

     Preemptive and Other Subscription Rights. Common stockholders do not have preemptive, subscription, conversion or redemption rights (other than the anti-dilution rights described under "-- Corporate Governance and Control"), and are not subject to further capital calls or assessments.

     No Cumulative Voting Rights. Common stockholders do not have the right to cumulate their votes in the election of directors.
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

     Voting. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as described under "-- Limitation on Voting by Foreign Owners."

DESCRIPTION OF PREFERRED STOCK

     The following summary describes certain general terms of our authorized preferred stock.

     We may issue preferred stock from time to time in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock in one or more series, to fix the number of shares of the series and to establish the designations, powers, preferences and relative, participating, optional or other special rights of the preferred stock. Our board of directors may also fix the qualifications, limitations or restrictions, if any, of the preferred stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption rights and prices, conversion or exchange rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our stockholders.

     If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

     - the series, the number of shares offered and the liquidation value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the voting rights of the preferred stock;

     - the liquidation preference of the preferred stock;

     - whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     - whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

     - any additional rights, preferences, qualifications and limitations of the preferred stock.

LIMITATION ON VOTING BY FOREIGN OWNERS

     Our certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, "U.S. citizen" means:

     - an individual who is a citizen of the United States; or

     - a partnership each of whose partners is an individual who is a citizen of the United States, or a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

     Our bylaws provide that no shares will be registered on the foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or

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

authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

     An affiliate of AXA Financial, Inc. has requested that all shares beneficially owned by AXA Financial, Inc. and its affiliates be included on our foreign stock record. Although we have not to date limited the registration of any shares on this record, subject to certain factors, the registration of the shares beneficially owned by AXA Financial, Inc. will preclude the registration, and thus the voting of, any shares owned by any other stockholders that are not U.S. citizens.

PREFERRED STOCK PURCHASE RIGHTS

     General. One preferred stock purchase right is currently associated with each outstanding share of our common stock. Each of these preferred stock purchase rights entitles the registered holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock at a purchase price of $200 per one one-thousandth of a share, subject to adjustment.

     The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. Subject to restrictions and limitations contained in our charter, the preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors, because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

     The following summary of the material terms of the preferred stock purchase rights is not meant to be complete and is qualified by reference to the rights agreement that governs the issuance of the rights. See "Where You Can Find More Information."

     Evidence and Transferability of Preferred Stock Purchase Rights. The preferred stock purchase rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

     - 10 days following a public announcement or public disclosure of facts made by us or an acquiring person that a person or group of affiliated or associated persons has become an acquiring person, which occurs, generally, when that person or group has acquired beneficial ownership of common stock representing 15% or more of the total number of votes entitled to be cast by the holders of common stock then outstanding; and

     - 10 business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, would result in the beneficial ownership by a person or group of shares of common stock representing 15% or more of such number of votes.

     Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

     - the preferred stock purchase rights will be transferred only with the transfer of shares of common stock;

     - certificates representing shares of common stock which become outstanding after the record date for the initial distribution of the rights, will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

     - the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of common stock represented by that certificate.

     As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of common stock as of the close of
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

business on the rights distribution date and those separate preferred stock purchase rights certificates alone will evidence the rights.

     Exempt Persons. We and certain persons affiliated with us are exempt from the definition of acquiring person. An exception to the definition of acquiring person in the rights agreement permits an institutional investor to be or become the beneficial owner of our common stock representing 15% or more of the voting power of the common stock then outstanding, subject to certain limitations described below, without becoming an acquiring person, as long as the institutional investor continues to be an institutional investor. Generally, an institutional investor is a person who, as of January 31, 2000:

     - beneficially owned more than 14% of the voting power of our common stock then outstanding;

     - had a Schedule 13G on file with the SEC with respect to its holdings;

     - is principally engaged in the business of managing investment funds for unaffiliated securities investors;

     - acquires the common stock pursuant to trading activities undertaken in the ordinary course of such person's business not with the purpose or effect of exercising or influencing control over us; and

     - is not obligated to and does not file a Schedule 13D with respect to our securities.

     If our board of directors determines that a person is no longer an institutional investor, then this person will be required to divest itself as promptly as practicable of a sufficient number of shares of common stock so that this person beneficially owns less than 15% of the voting power of our common stock then outstanding.

     If our board of directors determines that this person does not divest itself of common shares as required, then this person will be or become an acquiring person under the rights agreement.

     AXA Financial, Inc., as an institutional investor under the rights agreement, is permitted to beneficially own, without triggering the rights under the rights agreement, so long as it retains its status as a passive institutional investor, up to 47% of the outstanding shares of common stock through December 31, 2001, and, after December 31, 2001, the lesser of 47% of the outstanding shares of common stock and the percentage of common stock reported as beneficially owned by it in any Schedule 13G filed with the SEC after December 31, 2001 (such that the percentage permitted to be beneficially owned by it will be reduced (down to 25% of the outstanding shares of common stock) to reflect reductions in its beneficial ownership percentage resulting from subsequent sales of common stock or increases in the total number of shares of common stock outstanding).

     Exercisability of Rights. The preferred stock purchase rights are not exercisable until the preferred stock purchase rights distribution date. The preferred stock purchase rights will expire on November 20, 2008, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

     If any person becomes an acquiring person, each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by the acquiring person, which will be void) will, after the date that any person became an acquiring person, have the right to receive, upon exercise of those preferred stock purchase rights at the then current exercise price, that number of shares of common stock, or cash or other securities or assets in certain circumstances, having a market value of two times the exercise price of the preferred stock purchase right. If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a preferred stock purchase right will, after the date of that transaction, have the right to receive, upon the exercise of those preferred stock purchase rights at the then current exercise price of the preferred stock purchase right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the preferred stock purchase right.

     The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

     Until a preferred stock purchase right is exercised, the holder of a preferred stock purchase right will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

     From and after the occurrence of an event described in Section 11(a)(ii) of the rights agreement, if rights are or were, at any time on or after the earlier of (1) the date of such event and (2) the distribution date, acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, such rights shall become void, and any holder of such rights shall thereafter have no right to exercise such rights.

     Terms of Junior Preferred Stock. Shares of junior preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior preferred stock will be entitled to receive when, as and if declared by the board of directors, out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of junior preferred stock will have 1,000 votes, together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

     Exchange or Redemption. At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of a majority of the voting power, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment). We may, at our option, substitute preferred shares or common stock equivalents for common stock, at the rate of one one-thousandth of a preferred share for each share of common stock (subject to adjustment). No fractional share of common stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the share of common stock on the last trading day prior to the date of exchange.

     At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions which our board of directors may establish. Immediately upon any redemption of the rights (or upon a later date specified by our board of directors in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The redemption of the rights may be subject to certain restrictions and limitations contained in our charter.

     Our board of directors, by the required board vote, may amend the terms of the rights without the consent of the holders of the rights, except that from the time any person becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights (other than the acquiring person and its affiliates and associates). The right of our board of directors to amend the rights agreement may be subject to certain restrictions and limitations contained in our charter.

SERIES B PREFERRED STOCK

     We have one outstanding share of Series B preferred stock, which is owned by Northwest Airlines, Inc. Set forth below is a description of some of the material provisions of the Series B preferred stock.

     Ranking. The Series B preferred stock ranks junior to all classes of our capital stock other than our common stock upon liquidation, dissolution or winding up of our company.

     Dividends.  No dividends are payable on our Series B preferred stock.

     Voting Rights. The holder of the Series B preferred stock has the right to block certain actions we may seek to take including:

     - certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

     - certain amendments to our rights plan (or redemption of those rights);

     - any dividend or distribution of all or substantially all of our assets;
       and

     - certain reorganizations and restructuring transactions involving us.

     Redemption. The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

     - Northwest Airlines transfers or encumbers the Series B preferred stock;

     - there is a change of control of Northwest involving a third party major air carrier;

     - the Northwest Alliance terminates or expires (other than as a result of a breach by us); or

     - Northwest materially breaches its standstill obligations to us or triggers our rights agreement (described below under "Description of Common Stock").

CORPORATE GOVERNANCE AND CONTROL

     Our certificate of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 13 directors elected by common stockholders, subject to the rights of preferred stockholders to elect additional directors as set forth in any preferred stock designations.

BUSINESS COMBINATIONS

     Our certificate of incorporation provides that we are not governed by
Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

PROCEDURAL MATTERS

     Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders' meeting to give us notice within specified periods in advance of the meeting and to follow certain other specified procedures.

CHANGE OF CONTROL

     Because a separate class vote is required pursuant to the terms of the Series B preferred stock in connection with some changes of control requiring stockholder approval as described under "-- Series B Preferred Stock -- Voting Rights," a change of control of our company could be delayed, deferred or prevented.

     In addition, the existence of the preferred stock purchase rights may have the effect of delaying or preventing a change of control of our company. See "-- Preferred Stock Purchase Rights" above.

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our certificate of incorporation and bylaws currently provide that this waiver may not apply to liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

     - for any transaction from which the director derived any improper personal benefit.

     However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our certificate of incorporation further provides that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the depositary agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

DIVIDENDS

     The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

     In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

WITHDRAWAL OF SHARES

     Upon surrender of depositary receipts representing any number of whole shares at the depositary's office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

VOTING OF UNDERLYING SHARES

     Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement may be terminated by us or the depositary if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

NOTICES

     Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

LIMITATION OF LIABILITY

     The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

     - the title of the warrants;

     - the aggregate number of the warrants;

     - the number and type of securities purchasable upon exercise of the warrants;

     - the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

     - the date, if any, on and after which the warrants and the related securities will be separately transferable;

     - the price at which each security purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     - the minimum or maximum amount of the warrants which may be exercised at any one time;

     - any circumstances that will cause the warrants to be deemed to be automatically exercised; and

     - any other material terms of the warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     Any of the securities being offered hereby may be sold in any one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers;

     - directly by us; or

     - in the case of trust preferred securities, by the trust to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, we and, in the case of an offering of trust preferred securities, the trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

     We or the trust, as applicable, may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we or the trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

     If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we or the trust, as applicable, will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

     Offers to purchase securities may be solicited directly by us or the trust, as applicable, and the sale thereof may be made by us or the trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for us or the trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, we or the trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or the trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us or the trust, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us or the trust, as applicable, to indemnification by us or the trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise specified in the applicable prospectus supplement, the validity of the securities (other than the preferred securities of the trust) will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. The validity of the trust preferred securities of the trust under Delaware law will be passed upon for us and the trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to us and the trust.

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

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                  $175,000,000

                           CONTINENTAL AIRLINES, INC.

                        4.50% CONVERTIBLE NOTES DUE 2007

                           CONTINENTAL AIRLINES LOGO

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                JANUARY 16, 2002

                                  ------------

                              SALOMON SMITH BARNEY

                              MERRILL LYNCH & CO.

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